Friedman Billings Ramsey Group, Inc.

Investor Conference Call

Third Quarter Earnings Release

October 25, 2007

Kurt Harrington – Chief Financial Officer of Friedman Billings Ramsey Group

Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of Friedman Billings Ramsey Group. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's annual report on Form 10-K, and in quarterly reports on Form 10-Q. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of FBR Group. Also joining us this morning is FBR Group's President and Chief Operating Officer Rock Tonkel.

Eric Billings – Friedman Billings Ramsey Group – Chairman, Chief Executive Officer

Good morning. As you have seen in the release, FBR Group lost $215 million in the third quarter compared to losses of $67.4 million in the third quarter of 2006. Our results for the third quarter reflect losses in our sub-prime and MBS mortgage loan portfolios and previously disclosed losses associated with the sale of FNLC, offset by gains in our merchant banking portfolio.

Importantly, during the third quarter, we significantly reduced our sub-prime risk exposure. We eliminated ongoing economic exposure to our on-balance sheet securitized mortgage loan portfolio or our residual interests by writing down that portfolio to zero. And, as a result of the First NLC transaction, under any circumstances, our economic exposure to FNLC is now limited to $12 million.

At the end of the third quarter we had consolidated tangible capital of $904 million. This includes:

•	$324 million of trust preferred securities and no debt.

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$310 million of tangible common equity, not including $270 million of common tangible equity attributable to our 52% ownership of FBR Capital Markets. Based on yesterday’s closing price, FBR Group’s 33 million shares of FBR Capital Markets are worth approximately $400 million.

•	Nearly $500 million in cash and liquid securities available for investments in our core agency mortgage-backed securities strategy.

With the measures taken during the third quarter to significantly reduce our risk profile, we are now ready to begin deploying our capital in an appropriately hedged agency mortgage-backed securities strategy. Based on the current yield curve, the spread on capital invested in this agency MBS strategy is approximately 100 basis points. On a hedged basis with our anticipated leverage of eight to ten times, we believe the return on invested capital from this strategy should approximate 15%. Finally, with the actions taken to date inclusive of the agency mortgage backed securities strategy just outlined, we are reducing costs in this part of our business.

We currently have 27 million shares remaining under our repurchase authorization.

As we reported yesterday, for the nine months ending September 30, 2007, FBR Capital Markets earned $33.0 million after tax on revenues of $419 million, a 70% increase over the $244 million in revenues generated in the first nine months of 2006. FBR Capital Markets is winning mandates across industry groups, and we are very optimistic about our ability to execute our strategic plan and build upon our market-leading position among middle market issuers. An important part of that plan is to grow additional revenue sources, particularly in M&A. In the third quarter, FBR Capital Markets saw very positive returns from the investments made to date in its M&A platform in the form of record quarterly and year-to-date financial advisory revenues.

We are enthusiastic about the continued growth of our FBR Capital Markets franchise. That growth – coupled with FBR Group’s significant liquidity position, our significant reduction of risk exposure, and our planned cost reductions puts us in an excellent position to execute our business plan and we believe, achieve very acceptable risk adjusted returns.

I will now open the call to questions.

[There were no questions]

Well, thank you all for joining us, we appreciate it and we will expect to talk to you next quarter.